UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 19, 2013

Colfax Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-34045	54-1887631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
8170 Maple Lawn Boulevard, Suite 180
Fulton, MD 20759
(Address of Principal Executive Offices) (Zip Code)
(301) 323-9000
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

In connection with the Third Amendment to the credit agreement entered into on November 7, 2013 by and among Colfax Corporation (the "Company"), Colfax UK Holdings Ltd, the other subsidiaries of the Company party thereto, the lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent, and as reported on the Company's Form 8-K filed with the Securities and Exchange Commission (the "SEC") on November 14, 2013 (the "Third Amendment"), the Company expects to incur a non-cash charge of approximately $27 million in the 2013 fourth quarter. This non-cash charge is primarily due to the write-off of the original issue discount and deferred costs associated with the complete repayment of the term B facility. We expect to exclude this non-cash charge from adjusted net income and adjusted earnings per share.

Interest expense for the fourth quarter of 2013 is not expected to be materially different from amounts reflected in the Company's guidance updated on October 24, 2013, as the cash costs incurred with third parties associated with the Third Amendment largely offset the savings from the lower borrowing rates.

For 2014, assuming borrowing levels reflected in the Company's quarterly report on Form 10-Q for the period ended September 27, 2013 filed with the SEC on October 24, 2013, the refinancing is expected to save approximately $10 million in cash interest, and an additional approximately $5 million in non-cash interest charges due to the write-off discussed in the first paragraph above.

Further, the Company has completed its preliminary acquisition fair-value accounting for the acquisitions in 2013 closed to date and the Global Infrustructure and Industry Business of Fläkt Woods, which is expected to close at the end of November. Amortization associated with the fair value adjustments (not including normal depreciation of plant and equipment) is expected to be approximately $12 million for 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Colfax Corporation                     Date:     November 19, 2013                    By: /s/ C. Scott Brannan
Name: C. Scott Brannan
Title: Senior Vice President, Finance and Chief
Financial Officer